EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-74616 on Form S-8 for Sierra Bancorp, of our reports dated March 13, 2006 with respect to the consolidated balance sheets of Sierra Bancorp as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Sierra Bancorp.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California

March 13, 2006